Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Jason P. Owen	(301) 986-0701

News Release – Final Draft

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES TOTAL SALES GROWTH OF 5.6%
AND NET INCOME OF $0.8 MILLION FOR THE QUARTER ENDED MARCH 31, 2006

        BETHESDA, MARYLAND, April 26, 2006 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced total sales growth of 5.6% and net income of $0.8 million for the quarter ended March 31, 2006.

        Net sales for the quarter ended March 31, 2006 increased by $7.4 million, or 5.6%, to $140.4 million from $133.0 million in the first quarter of the prior year. The sales increase was primarily the result of a $4.8 million, or 3.9%, increase in same center sales of our patient-care centers and a $3.2 million, or 30.7%, increase in outside sales of the Company’s distribution segment offset by a $0.4 million decline due to practices that have been closed, including two in New Orleans. Included in the same center sales increase is $1.6 million or 1.3% contribution from Linkia contracts. Income from operations was essentially the same as the prior year. Cost of goods sold declined to 50.0% of sales during the quarter compared to 50.7% of sales in the prior year, principally due to the favorable impact of increased sales on direct labor. Selling, general and administrative expenses increased $4.7 million over the prior year’s comparable quarter due to $0.9 million invested in our Linkia and Innovative Nuerotronics growth strategies, a $0.8 million increase in labor related to one extra business day in the first quarter calendar of 2006 compared to 2005, $0.8 million related nonrecurring expenses associated with personnel changes and SOX consulting, a $0.7 million increase in variable compensation due to the strong collections during the quarter and the balance was driven by inflationary increases in fixed costs.

        Net income was $0.8 million in the first quarter of 2006 compared to $1.3 million in the prior year’s comparable quarter. The net loss applicable to common stock for the first quarter of 2006 was $(0.7) million, or $(0.03) per diluted share compared to a net loss of $(0.1) million or $(0.00) per diluted share in the first quarter of 2005. The earnings per share was impacted by i) increased interest expense due to higher variable rates in the first quarter of 2006 compared to the first quarter of 2005, offset to some degree by lower average borrowings during 2006, ii) a $0.1 million increase in the PIK dividend on the preferred stock, and iii) a 0.2 million increase in the basic number of shares outstanding in 2006.

        Cash used in operations decreased by $7.1 million from $19.9 million in the first quarter of 2005 to $12.8 million in the three months ended March 31, 2006. This improvement was principally due to a reduction in working capital. In particular, the Company reduced the accounts receivable balance over $7.6 million despite a $7.4 million increase in sales, and as a result days sales outstanding were reduced to an all time low of 59 days. Cash flow from operations is normally negative in the first quarter due to seasonally low sales combined with the payment of bonus compensation related to the prior year and a semi-annual interest payment related to the senior notes.

        Commenting on the results, the Company’s Chairman Ivan R. Sabel stated: “Same center sales increased 3.9% in the quarter, which is our largest increase since the third quarter of 2002. Contributing to the improved sales results were our Linkia contracts which generated $1.6 million in sales growth and the traction generated by a number of the sales programs we have worked on over the past two years. We continue to focus on increasing net sales while dealing with the pressure of a slightly negative reimbursement environment. We have also shown discipline in our management of materials and direct labor. The increased revenue allowed us to absorb the impact of inflation on our fixed costs, an extra day of labor, some one-time costs as well as additional investments in Linkia and Innovative Neurotronics and still generate essentially the same operating income as we did in 2005. In the first quarter we also positioned ourselves to realize revenue from the WalkAide product beginning in the second quarter. Management is committed to improving our profitability through sales growth, but that growth has required investments in infrastructure.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 621 patient-care centers in 46 states including the District of Columbia, with 3,313 employees including 1,032 practitioners. Hanger is organized into four units. The two key operating segments are patient-care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. The third unit is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.

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This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Income Statement:	Three Months Ended March 31,
	2006	2005
Net sales	$140,445	$133,000
Cost of goods sold (exclusive of depreciation
and amortization)	70,215	67,446
Selling, general and administrative	55,627	50,937
Depreciation and amortization	3,688	3,509

Income from operations	10,915	11,108
Interest expense, net	9,500	8,843

Income before taxes	1,415	2,265
Provision for income taxes	586	930

Net income	829	1,335
Less preferred stock dividends declared and accretion	1,565	1,419

Net (loss) applicable to common stock	$(736)	(84)

Diluted Per Share Data:
Net (loss)	$(0.03)	$(0.00)

Shares used to compute diluted per
common share amounts	21,837,069	21,615,850

Balance Sheet Data:	March 31, 2006	December 31, 2005
Working Capital	$152,880	$135,551
Total Debt	$391,283	$378,431
Shareholders' Equity	$165,002	$165,242

Income Statement as a % of Net Sales:	Three Months Ended March 31,
	2006	2005
Net sales	100.0%	100.0%
Cost of goods sold (exclusive of depreciation
and amortization)	50.0%	50.7%
Selling, general and administrative	39.6%	38.3%
Depreciation and amortization	2.6%	2.6%

Income from operations	7.8%	8.4%
Interest expense, net	6.8%	6.7%

Income before taxes	1.0%	1.7%
Provision for income taxes	0.4%	0.7%

Net income	0.6%	1.0%

Hanger Orthopedic Group, Inc.

Statistical Data:	Three Months Ended March 31,
	2006	2005
Patient-care centers	621	615
Number of practitioners	1,032	1,017
Number of states (including D.C.)	46	45
Payor mix:
Private pay and other	58.5%	55.2%
Medicare	30.8%	32.4%
Medicaid	6.6%	7.7%
VA	4.1%	4.7%
Percentage of net sales from:
Patient-care services	90.5%	92.4%
Distribution	9.5%	7.6%